Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NetSpend Holdings, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of NetSpend Holdings, Inc. of our reports dated July 15, 2010, with respect to the consolidated balance sheets of NetSpend Holdings, Inc. and subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2009, and related financial statement schedule, which reports appear in the registration statement (No. 333-168127) on Form S-1 of NetSpend Holdings, Inc.

/s/ KPMG LLP

Austin, Texas

October 18, 2010